EXHIBIT 10.26

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of this 12th day of November, 2003, by and between ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (“Landlord”), and XCYTE THERAPIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into that certain Lease Agreement dated as of June 21, 1999 (the “Original Lease”), pursuant to which Landlord leases to Tenant certain premises containing approximately 20,659 rentable square feet in the building located at 1124 Columbia Street, Seattle, Washington (the “Building”), and more particularly described in the Original Lease (the “Original Premises”).

B. Pursuant to that certain First Amendment to Lease dated as of October 23, 2001 (the “First Amendment”), Landlord and Tenant amended the Original Lease to, among other things, add the Expansion Space (as defined in the First Amendment) to the Original Premises. Pursuant to that certain Second Amendment to Lease dated as of March 26, 2003 (the “Second Amendment”), Landlord and Tenant amended the Original Lease (as amended by the First Amendment) to, among other things, (i) add the Basement Premises (as defined in the Second Amendment) to the Original Premises, and (ii) terminate the Original Lease (as modified by the First Amendment) with respect to the Expansion Space. The Original Lease, as amended by the First Amendment and the Second Amendment is hereinafter referred to as the “Lease.” Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

C. Landlord and Tenant desire, subject to the terms and conditions set forth herein, to amend the Lease to expand the size of the Original Premises by adding Suite 120 located on the first floor of the Building, consisting of approximately 2,874 rentable square feet, and more particularly shown on Exhibit A attached hereto (the “Suite 120 Space”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	New Defined Terms. The following new defined terms are hereby added on the first page of the Original Lease after the definition of “Permitted Use”:

Suite 120 Space: That portion of the Project commonly known as Suite 120, containing approximately 2,874 rentable square feet, as determined by Landlord, as shown on Exhibit A to the Third Amendment.

Suite 120 Space Commencement Date: The earlier to occur of (a) January 1, 2004, or (b) the date upon which Landlord reasonably determines that the Wall Opening (as defined in the Third Amendment) has been completed.

Suite 120 Space Term: The period of time commencing on the Suite 120 Space Commencement Date and ending on June 30, 2004; provided, however, that if Tenant gives Landlord written notice of Tenant’s desire to extend the Suite 120 Space Term prior to April 30, 2004 (the “Suite 120 Extension Notice”), the Suite 120 Space Term shall terminate on the last day of the Term.

Third Amendment: That certain Third Amendment to Lease dated as of November 12, 2003, by and between Landlord and Tenant.

2.	Premises. The defined term “Premises” on page 1 of the Original Lease is deleted in its entirety and replaced with the following:

Premises: That portion of the Project, containing approximately 20,659 rentable square feet, as determined by Landlord, as shown on Exhibit A to the Original Lease, and that portion of the Project commonly known as Suite 70, containing approximately 700 rentable square feet, as determined by Landlord, as shown on Exhibit A to the Second Amendment, and, during the Suite 120 Space Term, the Suite 120 Space.

3.	Base Rent. Commencing on the Suite 120 Space Commencement Date, in addition to paying Base Rent for the Premises as provided for in the Lease, Tenant shall be required to pay Base Rent for the Suite 120 Space in the amount of $4,178.17 per month during the Suite 120 Space Term. During the Suite 120 Space Term, the defined term “Base Rent” shall mean Base Rent for the Original Premises, Base Rent for the Basement Premises and Base Rent for the Suite 120 Space. Base Rent shall continue to be adjusted as provided for in Section 4 of the Original Lease.

4.	Operating Expenses. Commencing on the Suite 120 Space Commencement Date, in addition to paying Operating Expenses for the Original Premises as provided for in the Original Lease, Tenant shall be required to pay Operating Expenses for the Suite 120 Space during the Suite 120 Space Term. Notwithstanding anything to the contrary contained in the second paragraph of Section 5 of the Original Lease, during the Suite 120 Space Term, “Tenant’s First Floor Operating Expenses” shall equal 10,903 rentable square feet multiplied by the First Floor Operating Expense Rate.

5.	Delivery of Suite 120 Space.

(a) Prior to the Suite 120 Space Commencement Date, Landlord shall, at its cost and expense, open a portion of the common wall between the first floor Premises existing on the date hereof (the “Existing First Floor Premises”) and the Suite 120 Space such that an individual is reasonably able to move directly from the Existing First Floor Premises to the Suite 120 Space and directly back to the Existing First Floor Premises (the area so opened, the “Wall Opening”); provided, however, that Landlord shall have no obligation to install a door, door frame, hardware or otherwise mark the Wall Opening. Tenant understands that the work required to create the Wall Opening may adversely impact Tenant’s use and occupancy of the Premises. Tenant agrees not to interfere with such work and to comply with any reasonable requirements imposed by Landlord in connection with such work. Tenant acknowledges and agrees that Landlord shall have no liability to Tenant in connection with such work and that Tenant shall not be entitled to any rental abatement or offset in connection therewith.

(b) Landlord shall deliver the Suite 120 Space to Tenant on the Suite 120 Space Commencement Date on an absolute “as is” basis, and (i) Tenant shall accept the Suite 120 Space in its existing condition as of the Suite 120 Space Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Suite 120 Space; and (iii) Tenant’s taking possession of the Suite 120 Space shall be conclusive evidence that Tenant accepts the Suite 120 Space and that the Suite 120 Space was in good condition at the time possession was taken. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of any or all of the Suite 120 Space, and/or the suitability of the Suite 120 Space for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Suite 120 Space is suitable for Tenant’s intended purposes.

6.	Surrender of the Suite 120 Space.

(a) Unless Tenant timely delivers the Suite 120 Space Extension Notice to Landlord, Tenant agrees voluntarily to surrender the Suite 120 Space on or before June 30, 2004 (“Initial Termination Date”), and in the condition which space is required under the Lease to be surrendered to Landlord at the expiration or earlier termination of the Term; provided, however, that, in addition to the foregoing, Tenant, at its sole cost and expense, and prior to the Initial Termination Date, shall reconstruct the wall in which the Wall Opening is located to the same condition as existed immediately prior to the creation of the Wall Opening, and otherwise in a manner satisfactory to Landlord.

(b) If Tenant timely delivers the Suite 120 Space Extension Notice to Landlord, then Tenant agrees voluntarily to surrender the Suite 120 Space on or before the last day of the Term (“Extended Termination Date”), and in the condition which space is required under the Lease to be surrendered to Landlord at the expiration or earlier termination of the Term.

(c) Landlord and Tenant each agree that the other is excused as of the Initial Termination Date or Extended Termination Date, as applicable, from any further obligations under the Lease with respect to the Suite 120 Space, excepting only such obligations under the Lease which are, by their terms, intended to survive a termination of the Lease, and as otherwise provided herein. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials, or for violations of any Legal Requirements. Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Suite 120 Space prior to the Initial Termination Date or Extended Termination Date, as applicable.

(d) In the event that Tenant fails to surrender the Suite 120 Space to Landlord in the time and manner required by this Section 6, the provisions of Section 8 of the Lease shall apply to the Suite 120 Space.

7.	Miscellaneous.

(a) This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b) This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c) This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

(d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent other person (collectively, “Broker”) in connection with this transaction other GVA Kidder Mathews, and that no other Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any other Broker claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this leasing transaction.

(e) Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation

	By:	/s/ Joel S. Marcus
	Its:	Chief Executive Officer

TENANT:	XCYTE THERAPIES, INC., a Delaware corporation

	By:	/s/ Kathi L. Cordova
	Its:	Senior V.P. of Finance & Treasurer